As filed with the Securities and Exchange Commission on August 8, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CORINDUS VASCULAR ROBOTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	30-0687898
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

309 Waverley Oaks Rd., Suite 105

Waltham, MA 02452

(508)653-3335

(Address, including zip code, and telephone number,

Including area code, of registrant’s principal executive offices)

2018 Stock Award Plan

(Full title of the plan)

Mark J. Toland

President and Chief Executive Officer

Corindus Vascular Robotics, Inc.

309 Waverley Oaks Road, Suite 105

Waltham, Massachusetts 02452

(Name and address of agent for service)

(508) 653-3335

(Telephone number, including area code, of agent for service)

With copies to:

William C. Hicks, Esq.

Marc D. Mantell, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

(617) 542-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.0001 par value per share	36,997,153	(2)	(2)	$4,671.32

(1)

This registration statement (this “Registration Statement”) covers the registration of 36,997,153 shares of common stock, $0.0001 par value per share (the “Common Stock”), of Corindus Vascular Robotics, Inc. (the “Registrant”) which may be offered and sold (i) upon the exercise of options or other stock-based awards which have been granted under the Registrant’s 2018 Stock Award Plan, (the “Plan”), and (ii) upon the exercise of options or issuance of stock-based awards which may hereinafter be issued under the Plan. The shares of Common Stock registered hereunder consist of 17,500,000 shares reserved for issuance pursuant to the Plan as well as up to 19,497,153 additional shares which may be issued if awards outstanding under the Registrant’s Amended and Restated 2014 Stock Award Plan are cancelled or expire. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares being registered shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends, recapitalizations or similar transactions in accordance with the anti-dilution or other provisions of the Plan.

(2)

This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act as follows: (i) in the case of shares of Common Stock which may be purchased upon exercise of outstanding options, the fee is calculated on the basis of the price at which the options may be exercised; and (ii) in the case of shares of Common Stock for which options and stock-based awards have not yet been granted and the purchase price of which is therefor unknown, the fee is calculated on the basis of the average of the high and low sale prices per share of the Common Stock on the NYSE American as of a date (August 3, 2018) within in five business days prior to filing this Registration Statement. The chart below details the calculations of the registration fee:

Securities	Number of Shares	Offering Price Per Share	Aggregate Offering Price
Shares issuable upon the exercise of outstanding options granted under the Plan	7,613,322	$0.7793(2)(i)	$5,933,061.84
Shares reserved for future grant under the Plan	29,383,831	$1.0750(2)(ii)	$31,587,618.33
Proposed Maximum Aggregate Offering Price			$37,520,680.17
Registration Fee			$4,671.32

EXPLANATORY NOTE

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the Plan. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference (File No. 001-37406)

(a)

The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Commission on March 19, 2018.

(b)

The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the Commission on May 15, 2018.

(c)

The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the Commission on August 8, 2018.

(d)

Current reports on Form 8-K filed with the Commission on February 21, 2018, March 8, 2018, March 14, 2018, March 16, 2018, March 19, 2018, June 5, 2018 and June 19, 2018.

(e)

The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on May 27, 2015 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Incorporated by reference from the Registrant’s Registration Statement on Form S-3, No. 333-224255.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as a part of or incorporated by reference into this Registration Statement:

EXHIBIT INDEX

Exhibit No.	Description

4.1	Certificate of Incorporation, incorporated by reference to Exhibit 3.3 filed with the Registrant’s Current Report on Form 8-K filed with the Commission on June 29, 2016

4.2	Certificate of Amendment to Certificate of Incorporation of the Registrant, dated May 31, 2018, incorporated by reference to Exhibit 3.1 filed with the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on August 8, 2018

4.3	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock, incorporated by reference to Exhibit 3.1 of Current Report on Form 8-K filed on March 16, 2018

4.4	Bylaws, effective June 28, 2016, incorporated by reference to Exhibit 3.4 filed with the Registrant’s Current Report on Form 8-K filed with the Commission on June 29, 2016

4.5	Specimen Stock Certificate evidencing the shares of Common Stock, incorporated by reference to Exhibit 4.1 filed with the Registrant’s Registration Statement on Form S-3 filed with the Commission on April 17, 2017

5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

23.1*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1 filed herewith)

23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

24.1*	Power of Attorney (included on signature pages hereto)

99.1	2018 Stock Award Plan, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 5, 2018

Item 9. Undertakings.

(a)

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts, on August 8, 2018.

CORINDUS VASCULAR ROBOTICS, INC.

By:	/s/ Mark J. Toland
Name:	Mark J. Toland
Title:	Chief Executive Officer and President (Principal Executive Officer)

Each person whose signature appears below constitutes and appoints Mark J. Toland and David W. Long, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Corindus Vascular Robotics, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Mark J. Toland	Chief Executive Officer, President and Director (Principal Executive Officer)	August 8, 2018
Mark J. Toland

/s/ David W. Long	Chief Financial Officer, Senior Vice President, Treasurer and Secretary (Principal Financial and Accounting Officer)	August 8, 2018
David W. Long

/s/ Jeffrey C. Lightcap	Chairman	August 8, 2018
Jeffrey C. Lightcap

/s/ Douglas L. Braunstein	Director	August 8, 2018
Douglas L. Braunstein

/s/ Louis A Cannon	Director	August 8, 2018
Louis A. Cannon

/s/ Jeffrey G. Gold	Director	August 8, 2018
Jeffrey Gold

/s/ Nathan R. Harrington	Director	August 8, 2018
Nathan R. Harrington

/s/ Campbell D. Rogers	Director	August 8, 2018
Campbell D. Rogers

/s/ James R. Tobin	Director	August 8, 2018
James R. Tobin